EXHIBIT 1


         NEWS RELEASE                                         JOHN ALDEN
                                                   FINANCIAL CORPORATION






         For Immediate Release                    Contact:  Mark Schoder
                                                          (305) 715-3767


               JOHN ALDEN FINANCIAL CORPORATION DECLARES DIVIDEND
                 DISTRIBUTION OF PREFERRED SHARE PURCHASE RIGHTS
                   AND QUARTERLY DIVIDEND OF 12 CENTS PER SHARE


         MIAMI, FLORIDA, DECEMBER 13, 1996 -- The Board of Directors of John Alden Financial Corporation today declared a dividend dis-tribution of one Preferred Share Purchase Right on each out-standing share of the Company's common stock.

         The Rights are designed to assure that all of John Alden Finan-cial Corporation's stockholders receive fair and equal treat-ment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open mar-ket accumulations and other abusive tactics to gain control of the Company without paying all stockholders a control premium.

         "The adoption of this rights plan is being done in the course of a routine review of the Company's defenses against abusive takeover tactics," said Glendon E. Johnson, Chairman of the Board, Chief Executive Officer and President. "It is not in response to any takeover proposals."

         The Rights distributed to stockholders will entitle stockhold-ers to buy one one-hundredth of a share of a new series of jun-ior participating preferred stock at an exercise price of $75. The Rights will be exercisable only if a person or group ac-quires 10% or more of John Alden Financial Corporation's common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 10% or more of the common stock.

         If the Company is acquired in a merger or other business combi-nation transaction after a person has acquired 10% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. In addition, if a person or group acquires 10% or more of the Company's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of the Company's common shares having a market value of twice such price.




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                                                           PAGE 2
                                                           DEC. 13, 1996


         Following the acquisition by a person or group of beneficial ownership of 10% or more (but less than 50%) of the Company's common stock, the Board of Directors may, at its option ex-change the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of common stock (or one one-hundredth of a share of the new series of junior participating preferred stock) per Right.

         Prior to the acquisition by a person or group of beneficial ownership of 10% or more of the Company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

         The Rights are intended to enable all John Alden Financial Cor-poration stockholders to realize the long-term value of their investment in the Company. They will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

         The Rights will be distributed on December 31, 1996, to stock-holders of record on that date and will expire on December 31, 2006. The Rights distribution is not taxable to stockholders.

         The Board of Directors also declared a regular quarterly divi-dend of 12 cents per share on the common stock of the Company. The dividend will be paid on January 20, 1997 to holders of record at the close of business on December 30, 1996.
                                      *****

         John Alden Financial Corporation is an insurance holding com-pany that, through it subsidiaries, is principally engaged in providing group health insurance, managed care an other health-related risk management services and products.

                               FOR MORE INFORMATION

         Fax-on Demand - Call (800) 656-2580 for access to all of John Alden's 1996 news releases.

         Internet Address - Visit John Alden's site on the Internet at http://www.jalden.com.

         E-Mail - Contact us at corpcomm@jalden.com to ask questions or request materials.



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